Exhibit 2.1

PARTIAL WAIVER AND AMENDMENT AGREEMENT

This Partial Waiver Agreement (the “Waiver”) by and between Assure Holdings Corp. (“Assure”), Assure Acquisition Corp. (“Merger Sub”) and Danam Health, Inc. (“Danam”) is dated and effective as of this 8th day of April 2024. Each of Assure, Merger Sub and Danam are a “Party,” and collectively, the “Parties.”

RECITALS

WHEREAS, Assure, Merger Sub and Danam are parties to that certain Agreement and Plan of Merger dated as of February 12, 2024 (the “Merger Agreement”).

WHEREAS, Section 6.20 of the Merger Agreement requires that Assure obtain shareholder approval for Proposals 1, 2 and 3 from the December 5, 2023 proxy statement within 45 days of the date of the Agreement (the “Section 6.20 Covenant”).

WHEREAS, Section 6.8(a) of the Merger Agreement requires Assure to prepare and file with the SEC a proxy statement and registration statement on Form S-4 “as promptly as practicable” and in any event no later than March 11, 2024 (the “Section 6.8(a) Covenant”).

WHEREAS, Section 6.2 of the Merger Agreement requires Assure to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (the “Section 6.2 Covenant”).

WHEREAS, Section 8.1(b) provides Danam the right to terminate the Merger Agreement upon Assure’s failure to perform its obligations set forth under certain sections of the Merger Agreement, including but not limited to, the Section 6.8(a) Covenant, if such failure is not cured within thirty (30) days after written notice thereof is delivered to Assure by Danam (the “Section 8.1(b) Termination Right”).

WHEREAS, Danam provided notice to Assure of its failure to perform its obligations under Section 6.8(a) on March 19, 2024, thereby giving Assure until April 18, 2024 to cure its failure to perform under the Section 6.8(a) Covenant (“Cure Period”).

WHEREAS, Section 8.1(f)(iv) of the Merger Agreement provides Danam the right to terminate the Merger Agreement upon Assure’s failure to perform any of its obligations set forth in certain sections of the Merger Agreement, including but not limited to the Section 6.20 Covenant and the Section 6.2 Covenant (the “Special Termination Right”).

WHEREAS, Section 8.3(a)(ii) of the Merger Agreement provides that in the event Danam exercises its Special Termination Right, Assure shall be obligated to pay Danam a termination fee of $1,000,000 (the “Special Termination Fee”).

WHEREAS, the Parties acknowledge that Assure has breached its obligations under the Section 6.20 Covenant, resulting in Danam having a Special Termination Right that, if exercised, shall result in Assure having to pay Danam the Special Termination Fee.

WHEREAS, the Parties believe it is in their collective best interests for Danam to refrain from exercising its Special Termination Right in exchange for the covenants and agreements contained in this Waiver.

WHEREAS, the Parties further believe that it is in their collective best interests for Danam to agree to an extension of the Cure Period for Assure to comply with the Section 6.8(a) Covenant and for Danam to agree to waive, through the date hereof, its contention that Assure has breached Section 6.2 of the Merger Agreement.

WHEREAS, the Parties further believe that it is in their collective best interests to amend the Merger Agreement to extend the Termination Date to July 22, 2024.

NOW, THEREFORE, in exchange for the covenants and agreements contained in this Waiver, the sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1.             Acknowledgment. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Waiver, constituting acknowledgments and agreements by and between the Parties hereto, and are incorporated in this Waiver by this reference.

2.             Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

3.             Partial Waiver. Subject to the terms and conditions set forth in this Waiver, Danam shall not exercise either its Section 8.1(b) Termination Right or its Special Termination Right (the “Special Termination Stay”) so long as the following conditions are met (collectively, the “Waiver Conditions”):

a.	Assure obtains the Preliminary Shareholder Vote required by the Section 6.20 Covenant no later than April 30, 2024;

b.	Assure files the proxy statement and registration statement on Form S-4 required by the Section 6.8(a) Covenant no later than April 26th, 2024;

c.	Assure issues Danam a $1,000,000 convertible promissory note in the form attached hereto as Exhibit A (the “Convertible Note”) simultaneously with the execution and delivery of this Waiver;

d.	Assure receives shareholder approval for the Merger five (5) Business Days prior to the Termination Date and effects the Reverse Split prior to the Termination Date;

e.	Assure is not in default under the Convertible Note; and

f.	Assure is not in breach of any other covenants set forth in the Merger Agreement, subject to any necessary notice requirements and cure period set forth therein.

4.             Amendment. Pursuant to Section 9.3 of the Merger Agreement, the Parties hereby agree that Section 1.1 of the Merger Agreement is hereby amended such that the definition of “Termination Date” set forth therein is amended and restated in its entirety as follows:

“Termination Date” means July 22, 2024.

5.             Revocation of Termination Stay. The Termination Stay shall be immediately revoked upon Assure’s failure to meet any of the Waiver Conditions (which shall not be subject to any cure period), and Danam may, in its sole discretion, exercise its Special Termination Right and be entitled to the Special Termination Fee.

6.             Effect of Convertible Note on Indebtedness Requirements. Nothing in this Waiver or in the issuance of the Convertible Note in any way alters the $500,000 cap on Indebtedness set forth in Section 7.3(k) of the Merger Agreement.

7.             Integration. The terms set forth in Article 9 of the Merger Agreement are hereby integrated into this Waiver as if they were contained herein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ASSURE:

ASSURE HOLDINGS CORP.

By:	/s/ John Farlinger
John Farlinger, Chief Executive Officer

MERGER SUB:

ASSURE ACQUISITION CORP.

By:	/s/ John Farlinger
John Farlinger, Chief Executive Officer

DANAM:

DANAM HEALTH, INC.

By:	/s/ Suren Ajjarapu
Suren Ajjarapu, Chairman

[Signature Page to Partial Waiver Agreement]

EXHIBIT A

CONVERTIBLE NOTE

[Attached.]